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                                                                    EXHIBIT 99.1


           ENCYSIVE PHARMACEUTICALS REPORTS THIRD QUARTER 2003 RESULTS

            CONFERENCE CALL SCHEDULED FOR TODAY AT 4:30 P.M. EASTERN

HOUSTON, TX - November 6, 2003 - Encysive Pharmaceuticals (NASDAQ: ENCY) today announced results for the third quarter of 2003 which remain in line with previously reported 2003 guidance. Corporate activities for the quarter included a key new addition to the senior management team and the continued enrollment of patients in a final sitaxsentan Phase III trial (STRIDE 2) in patients with pulmonary arterial hypertension (PAH). Enrollment is expected to be completed in the Spring of 2004.

"We remain focused on executing the Phase III clinical trial for our lead product sitaxsentan, while managing the ongoing effort to build the Encysive brand both in the clinic and the marketplace. We have a great new addition to the team in Terrance C. Coyne, M.D. who joined us in September 2003 as our Chief Medical Officer, Vice President of Clinical Development and Officer. Dr. Coyne has over 25 years of drug development experience including successful NDA filings and FDA interactions. He joins a company that has a clear vision and a streamlined operational system. The Encysive team is now complete and we are excited about the months ahead," said Bruce D. Given, M.D., President and CEO of Encysive Pharmaceuticals.

THIRD QUARTER 2003 FINANCIAL OVERVIEW

     o For the third quarter of 2003, the Company reported a net loss of approximately $7.5 million, or $0.17 per basic and diluted share, compared to a net loss of $5.8 million, or $0.13 per basic and diluted share, for the same period last year. The increased loss in the current quarter is primarily the result of the inclusion of 100% of the expenses of the sitaxsentan development program in our operating expenses after the acquisition of the partnership interest of ICOS. Last year, we incurred 50% of the development expense of sitaxsentan while this year we are responsible for all expenses of that program.

     o Revenue in the third quarter of 2003 was $3.4 million compared to $2.4 million in the comparable quarter of 2002. In the third quarter of 2003, the Company's royalties earned on net sales of Argatroban by GlaxoSmithKline increased to $1.4 million compared to approximately $0.7 million in the comparable quarter of 2002, an increase of 100%. Revenues in the 2003 third quarter also include the recognition of remaining $0.9 million in deferred revenues related to a previously received milestone payment from Mitsubishi.

     o Cash, cash equivalents and investments at September 30, 2003 were $47.7 million, compared with $68.0 million at December 31, 2002.

OTHER RECENT EVENTS

     o On August 5, 2003, Encysive announced that its majority-owned German affiliate, Revotar Biopharmaceuticals AG, reported positive results in asthma with bimosiamose, a small molecule selectin antagonist. The 12 patient, double-blind, cross-over, allergen challenge study in mild asthmatics demonstrated for the first time that a small molecule selectin antagonist can decrease Late Asthmatic Response (LAR), a standard measure of asthma, in patients following allergen challenge.

     o GlaxoSmithKline announced the combined results of a two-part feasibility study showing the direct thrombin inhibitor Argatroban in combination with glycoprotein (GP) IIb/IIIa

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         inhibitors (platelet blockers). The combination provided adequate anticoagulation and was well tolerated with an acceptable risk of bleeding in patients undergoing percutaneous coronary intervention. The results were presented at the 15th Annual Transatheter Cardiovascular Therapeutics meeting.

     o In October 2003, Encysive announced Revotar initiated two double-blind, placebo and standard drug controlled Phase IIa clinical trials in psoriasis and atopic dermatitis. In both trials, a new topical formulation of bimosiamose, a small molecule selectin antagonist will be used. Bimosiamose is a pan-selectin antagonist under development by Revotar. In addition to psoriasis and atopic dermatitis, Revotar is also evaluating bimosiamose in asthma.

Encysive Pharmaceuticals will host a conference call today at 4:30PM Eastern Standard Time. To participate in the call, dial (612) 332-0637; access code Encysive Pharmaceuticals. A replay of the conference call will also be available until Tuesday, November 11, 2003 at 11:59PM Eastern Standard Time. To access the replay, dial (320) 365-3844 and use access code 704635. In addition, the conference call will be available live on the Company's site (www.encysive.com). A replay of the conference call will also be available on the Company's site.

ABOUT SITAXSENTAN AND PAH

Sitaxsentan is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Sitaxsentan is selective in the targeting of the endothelin A receptor.

Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart and lung transplant. Primary and secondary pulmonary arterial hypertension are estimated to afflict up to 100,000 people worldwide, many of whom are children or young adults.

Side effects of sitaxsentan seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, nasal congestion, dizziness, increased international normalized ratio and insomnia. Because sitaxsentan inhibits the metabolism of warfarin, the dose of warfarin should be adjusted downward when co-administered with sitaxsentan. No major bleeding episodes have occurred.

ABOUT ENCYSIVE PHARMACEUTICALS

Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, sitaxsentan, for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist bimosiamose in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.

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This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The company undertakes no duty to update or revise these forward-looking statements.


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                 ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
                        UNAUDITED SELECTED FINANCIAL DATA
                  AMOUNTS IN THOUSANDS (EXCEPT PER SHARE DATA)

Consolidated Summary of Operations

                                                   Three Months Ended September 30,          Nine Months Ended September 30,
                                                   --------------------------------          -------------------------------
                                                      2003                 2002                 2003                 2002
                                                    --------             --------             --------             --------
Revenues                                            $  3,413             $  2,405             $  8,857             $  7,624

Operating Expenses
   Research and development                            8,586                5,286               19,109               16,107
   Purchase of in-process R&D                             --                   --                8,363                   --
   Equity in loss of Encysive LP                          --                1,838                2,386                6,305
   General and administrative                          2,840                2,041                7,252                6,803
                                                    --------             --------             --------             --------
Total expenses                                        11,426                9,165               37,110               29,215
                                                    --------             --------             --------             --------
Operating loss:                                       (8,013)              (6,760)             (28,253)             (21,591)

Investment income, net                                   267                  556                  904                1,936

Minority interest in Revotar                             265                  364                  768                  844
                                                    --------             --------             --------             --------
Net loss                                            $ (7,481)            $ (5,840)            $(26,581)            $(18,811)
                                                    ========             ========             ========             ========

Net loss per common share:
(basic and diluted)                                 $  (0.17)            $  (0.13)            $  (0.61)            $  (0.43)
Weighted average common shares
outstanding:
(basic and diluted)                                   43,914               43,799               43,802               43,720

Condensed Consolidated Balance Sheets

                                                       September 30, 2003        December 31, 2002
                                                       ------------------        -----------------
Cash, cash equivalents and investments                      $ 47,739                 $ 68,005
   and accrued interest
Other assets                                                   8,073                    9,787
                                                            --------                 --------
Total assets                                                  55,812                   77,792
                                                            ========                 ========

Total liabilities less deferred revenue                       14,362                    7,388
Deferred revenue                                               2,380                    5,718
Minority interest in Revotar                                   1,840                    2,608
Stockholders' equity                                          37,230                   62,078
                                                            --------                 --------
Total liabilities and stockholders' equity                  $ 55,812                 $ 77,792
                                                            ========                 ========

Note: Certain reclassifications have been made to prior period information to conform with the September 30, 2003 presentation with no effect on net loss previously reported.